UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EINSTEIN NOAH RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

555 Zang Street, Suite 300

Lakewood, Colorado 80228

March 24, 2010

Dear Stockholder:

You are cordially invited to the 2010 Annual Meeting of Stockholders of Einstein Noah Restaurant Group, Inc. to be held on May 4, 2010 at 9:00 a.m., Mountain Time, at our offices located at 555 Zang Street, Suite 300, Lakewood, Colorado 80228.

At the Annual Meeting, you will be asked to consider and vote upon proposals (1) to elect six directors to serve until the 2011 Annual Meeting of Stockholders, and until their respective successors are elected and qualified; and (2) to ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 28, 2010.

Whether or not you are able to attend the Annual Meeting, I urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage paid envelope provided, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place. Stockholders of record may also vote by telephone or Internet by following the instructions on the enclosed proxy card.

I would appreciate your immediate attention to the mailing of this proxy.

Yours truly,

Jeffrey J. O’Neill
President and Chief Executive Officer

555 Zang Street, Suite 300

Lakewood, Colorado 80228

Notice of Annual Meeting of Stockholders To Be Held on May 4, 2010

You are cordially invited to attend the annual meeting of stockholders of Einstein Noah Restaurant Group, Inc., which will be held at our offices at 555 Zang Street, Suite 300, Lakewood, Colorado 80228 on May 4, 2010 at 9:00 a.m., Mountain Time, for the following purposes:

1.	To elect six directors to serve until the 2011 Annual Meeting of Stockholders, and until their respective successors are elected and qualified; and

2.	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 28, 2010; and

3.	To transact such other business as may properly come before the meeting.

The close of business on March 17, 2010 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. Stockholders of record may also vote by telephone or Internet by following the instructions on the enclosed proxy card. If you choose to attend the Annual Meeting, you may still vote your shares in person even though you have previously returned your proxy by mail, telephone or Internet. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions. The proxy is revocable at any time prior to its use.

Please note that the rules governing brokers have changed recently. Brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Rhonda J. Parish

Secretary

Lakewood, Colorado

March 24, 2010

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED

PROXY CARD AND RETURN IT PROMPTLY. YOUR PROXY IS

REVOCABLE AT ANY TIME PRIOR TO ITS USE.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on May 4, 2010.

A copy of this proxy statement and our annual report to stockholders are available to you on the internet at http://www.rrdezproxy.com/2010/EinsteinNoahRestaurantGroupInc/.

EINSTEIN NOAH RESTAURANT GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 4, 2010

The accompanying proxy is solicited by the board of directors of Einstein Noah Restaurant Group, Inc., a Delaware corporation (the Company), for use at the 2010 Annual Meeting of Stockholders to be held at our principal executive offices located at 555 Zang Street, Suite 300, Lakewood, Colorado 80228, on May 4, 2010, at 9:00 a.m., Mountain Time, and at any and all adjournments and postponements thereof (the Annual Meeting). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the board of directors’ recommendations.

This proxy statement and accompanying proxy card are first being sent to stockholders on or about March 24, 2010.

Shares Outstanding and Voting Rights

Our board of directors fixed the close of business on March 17, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.001 par value per share, of which 16,470,719 shares were outstanding as of the close of business on the record date. Each outstanding share of common stock is entitled to one vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

At the Annual Meeting, stockholders will vote on proposals to elect six directors to serve until the 2011 Annual Meeting of Stockholders, and until their respective successors are elected and qualified (Proposal 1) and to ratify our selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 28, 2010 (Proposal 2).

Stockholders representing one-third in voting power of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. Under the Delaware General Corporation Law (DGCL) and our restated certificate of incorporation, the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposals 1 and 2.

Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether any of the other proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote of the holders of the common stock in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called broker non-votes), those shares of common stock will not be included in the vote totals and, therefore, will have no effect on the vote on any of the proposals. Beginning this year, brokers are no longer permitted to vote shares for the election of directors without stockholder voting instructions. Pursuant to the FINRA Conduct Rules, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if:

•	the broker holds the shares as executor, administrator, guardian or trustee or is a similar representative or fiduciary with authority to vote; or

•	the broker is acting pursuant to the rules of any national securities exchange of which the broker is also a member.

Costs of Solicitation

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2009 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended December 29, 2009, is being distributed to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the SEC). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 555 Zang Street, Suite 300, Lakewood, Colorado 80228, Attention: Secretary, or at telephone number (303) 568-8000. The Annual Report does not form any part of the materials for the solicitation of proxies. In addition, a copy of this proxy statement and our annual report to stockholders are available to you on the internet at http://www.rrdezproxy.com/2010/EinsteinNoahRestaurantGroupInc/.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of March 17, 2010, we had 16,470,719 shares of common stock outstanding, which are our only outstanding voting securities. In addition, we had 32,194 shares of Series Z preferred stock outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of March 17, 2010, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers;

•	each of our current directors; and

•	all directors and executive officers as a group.

Unless otherwise indicated below, the address of each person listed below is 555 Zang Street, Suite 300, Lakewood, Colorado 80228.

BENEFICIAL OWNERSHIP

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Greenlight Capital, L.L.C. and its affiliates 140 E. 45th, 24th Floor New York, New York 10017	10,733,469	(1)	65.2%
Jeffrey J. O’Neill	97,110	(2)	*
Daniel J. Dominguez	52,874	(3)	*
Richard P. Dutkiewicz	104,863	(4)	*
James P. O’Reilly	16,667	(5)	*
Jill B.W. Sisson	3,114	(6)	*
Michael W. Arthur	89,652	(7)	*
E. Nelson Heumann	—	(8)	—
Frank C. Meyer	71,059	(9)	*
Thomas J. Mueller	20,356	(10)	*
S. Garrett Stonehouse, Jr.	30,750	(11)	*

All directors and executive officers as a group (10 persons)	486,445	(12)	3.0%

*	Less than one percent.
(1)	Based on an amendment to a Schedule 13D filed with the SEC on April 14, 2008. The amended Schedule 13D was filed on behalf of Greenlight Capital L.L.C., Greenlight Capital, Inc., Greenlight Capital, L.P., of which Greenlight Capital, L.L.C. is the general partner, Greenlight Capital Offshore, Ltd., for whom Greenlight Capital, Inc. acts as investment advisor, Greenlight Capital Qualified, L.P., of which Greenlight Capital, L.L.C. is the general partner, DME Advisors, L.P. of which DME Advisors GP, L.L.C. is the general partner, and David Einhorn, the principal of Greenlight Capital, L.L.C.
(2)	Includes 42,517 shares of restricted common stock and 33,334 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days. Does not include 126,666 shares of common stock subject to stock options which are not exercisable within 60 days.
(3)	Includes 52,874 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days. Does not include 52,006 shares of common stock subject to stock options which are not exercisable within 60 days.
(4)	Includes 96,363 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days. Does not include 49,228 shares of common stock subject to stock options which are not exercisable within 60 days.
(5)	Includes 16,667 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days. Does not include 58,333 shares of common stock subject to stock options which are not exercisable within 60 days.
(6)	Includes 3,114 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days. Jill Sisson was a consultant to the Company and served as General Counsel and Corporate Secretary until the termination of her transitional consulting agreement on November 19, 2009.
(7)	Includes 40,000 shares of common stock which may be acquired upon exercise of presently exercisable stock options and indirect ownership of 34,633 shares held by IRA. Does not include 10,000 shares of common stock subject to stock options which are not exercisable within 60 days.
(8)	Does not include 10,733,469 shares of common stock beneficially owned by Greenlight Capital, L.L.C. and its affiliates, over which Mr. Heumann disclaims beneficial ownership. Mr. Heumann is an employee of Greenlight.

(9)	Includes 40,000 shares of common stock which may be acquired upon exercise of presently exercisable stock options. Does not include 10,000 shares of common stock subject to stock options which are not exercisable within 60 days.
(10)	Includes 20,356 shares of common stock which may be acquired upon exercise of presently exercisable stock options. Does not include 10,000 shares of common stock subject to stock options which are not exercisable in 60 days.
(11)	Includes 30,000 shares of common stock which may be acquired upon exercise of presently exercisable stock options. Does not include 10,000 shares of common stock subject to stock options which are not exercisable within 60 days.
(12)	Includes a total of 332,708 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days, indirect ownership of 34,633 shares and 42,517 shares of restricted common stock. Does not include 324,229 shares of common stock subject to stock options which are not exercisable within 60 days.

Pledge of Shares

In the ordinary course of its business, prime brokers for Greenlight Capital, L.L.C. and its affiliates (Greenlight) have taken a security interest in Greenlight’s shares in the Company. In the event that the prime brokers were to exercise remedies under the security interests, a change of control of the Company could occur.

To our knowledge, none of our officers or directors has pledged any of his or her shares.

Series Z Preferred Stock

Our Series Z Preferred Stock generally is non-voting. However, under our Certificate of Designation, Preferences and Rights of Series Z Preferred Stock (the Certificate of Designation), we cannot take any of the following actions without the vote or written consent by the holders of at least a majority of the then outstanding shares of the Series Z Preferred Stock:

•	amend, alter or repeal any provision of, or add any provision to, the Certificate of Designation, whether by merger, consolidation or otherwise;

•

subject to the clause above, amend, alter or repeal any provision of, or add any provision to, our Restated Certificate of Incorporation or bylaws, whether by merger, consolidation or otherwise, except as may be required to authorize a Certificate of Designation for stock junior to the Series Z Preferred Stock, or to increase the authorized amount of any junior stock, including junior stock issued to management or employees under equity incentive plans;

•

authorize or issue shares of any class of stock having any preference or priority as to dividends, assets or payments in liquidation superior to or on a parity with the Series Z Preferred Stock, including, without limitation, Series Z Preferred Stock, whether by merger, consolidation or otherwise;

•

take any action that results in us or any of our direct or indirect subsidiaries incurring or assuming indebtedness (including the guaranty of any indebtedness) in excess of the greater of $185 million or 3.75 times EBITDA (as defined) for the trailing 12-month period prior to such date;

•

consummate any merger or change of control that does not result in the redemption of the Series Z Preferred Stock at the stated redemption price, payable in cash, at the effective time of the merger or change of control transaction;

•	make any restricted payment in violation of the covenant set forth in the Certificate of Designation; or

•	enter into any agreement to do any of the foregoing items.

Currently, 32,194 shares of our Series Z Preferred Stock are outstanding, all of which are held by Halpern Denny Fund III, L.P.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of six directors and the board has nominated six directors for election at the Annual Meeting to serve until the 2011 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Our restated certificate of incorporation authorizes three to nine directors, as determined by the board, and all directors are to be elected annually. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

We are soliciting proxies in favor of the re-election of each of the nominees identified below. We intend that all properly executed proxies will be voted for these six nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board of directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected. Greenlight has indicated its intention to vote in favor of each of the nominees.

Information About the Nominees

The names of the nominees, their ages as of March 17, 2010, and other information about them are set forth below:

Michael W. Arthur. Mr. Arthur, 70, was appointed to the board of directors in October 2004. Since 1990, Mr. Arthur has headed Michael Arthur and Associates, a consulting and interim management firm specializing in restructurings, business development, and strategic, financial, marketing and branding strategies. During their restructurings, he served as CEO of California Federal Bank and financial advisor to Long John Silver’s Restaurants. Prior to 1990, Mr. Arthur served as Executive Vice President and Chief Financial Officer for Sizzler Restaurants and Pinkerton Security; Vice President of Marketing for Mattel Toys; and also served in various other management roles for D’Arcy, Masius, Benton & Bowles Advertising and Procter and Gamble. He also serves on the board of directors of the Alzheimers Association. Mr. Arthur has a B.A. degree from Johns Hopkins University and attended the Wharton Graduate School of Business.

The board of directors believes that Mr. Arthur’s CEO, CFO and marketing experience in retail, banking and the restaurant industry make him a well-qualified candidate for a director of the Company.

E. Nelson Heumann. Mr. Heumann, C.F.A., 52, has served as our director since May 2004 and as Chairman of the Board since October 2004. Mr. Heumann joined Greenlight Capital, Inc., an investment management firm, in March 2000 and was made a managing member of Greenlight Capital, L.L.C. in January 2002. Prior to joining Greenlight, he served as director of distressed investments at SG Cowen from January 1997 to January 2000. From 1990 to January 1997, Mr. Heumann was a director responsible for distressed debt research and trading at Schroders. Prior to that, he was vice-president of bankrupt and distressed debt research for Merrill Lynch. Earlier in his career, Mr. Heumann was employed with Claremont Group, a leveraged buyout firm, and Value Line. He graduated from Louisiana State University in 1980 with a B.S. in Mechanical Engineering and in 1985 with an M.S. in Finance.

The board of directors believes that Mr. Heumann’s experience in investments and finance makes him a well-qualified candidate for a director of the Company.

Frank C. Meyer. Mr. Meyer, 66, has served as our director since May 2004 and is a private investor. He was chairman of Glenwood Capital Investments, LLC, an investment advisory firm he co-founded, from January 1988 to January 2004. Since 2000, Glenwood has been a wholly owned subsidiary of the Man Group, plc, an investment advisor based in England specializing in alternative investment strategies. Mr. Meyer also serves on the board of directors of United Capital Financial Partners, Inc., a firm that converts transaction-oriented brokers into fee-based financial planners, Fifth Street Finance Corp., a mezzanine lender to corporations, and Ferox, a family of convertible hedge funds. Mr. Meyer holds an M.B.A. from the University of Chicago and began his career at the University’s School of Business as an instructor of statistics.

The board of directors believes that Mr. Meyer’s experience in investments and finance makes him a well-qualified candidate for a director of the Company.

Thomas J. Mueller. Mr. Mueller, 58, was appointed to the board of directors in December 2007. He has been the President and Partner of Mueller Consulting Inc., a consulting firm specializing in the restaurant industry, since 2006. From 2000 to 2006, Mr. Mueller served as President and Chief Operating Officer of Wendy’s International, Inc., the third largest restaurant hamburger chain in the quick service franchise industry. He began his career at Wendy’s in 1998 as the Senior Vice President, Special Projects. From 1995 to 1997, Mr. Mueller was Senior Vice President of Operations—North America, for Burger King Corporation, where he began his career as a restaurant manager in 1973. Mr. Mueller attended State University of New York at Fredonia and is vice chairman of the Board of Trustees of Ohio Dominican University.

The board of directors believes that Mr. Mueller’s experience in the restaurant and franchise industry makes him a well-qualified candidate for a director of the Company.

Jeffrey J. O’Neill. Mr. O’Neill, 53, was named President and Chief Executive Officer and appointed to our board of directors in December 2008. In May 2005, Mr. O’Neill joined Priszm Income Fund in Toronto, Ontario, Canada and served as its President and Chief Operating Officer until being named Chief Executive Officer in January 2008 and serving in that capacity until October 2008. Priszm Income Fund owns and operates 465 quick service and quick casual restaurants (KFC, Taco Bell and Pizza Hut) across seven Canadian provinces. From 1999 until 2005, Mr. O’Neill was employed by PepsiCo. He served as President of PepsiCola Canada from March 1999 to January 2003 and from February 2003 through March 2005 he was Vice President of Sales for Quaker Foods USA as part of the integration of the Quaker Oats Company after the acquisition by PepsiCo. He holds an Honors Bachelor of Commerce Degree from the University of Ottawa and is currently a Board member of Rocky Vista Medical School in Denver, Colorado.

The board of directors believes that Mr. O’Neill’s CEO, restaurant and franchise experience make him a well-qualified candidate for a director of the Company.

S. Garrett Stonehouse, Jr. Mr. Stonehouse, 40, has served as our director since February 2004. He has been a principal and founding partner of MCG Global, LLC, a private equity investment firm in Westport, CT, since 1995. Mr. Stonehouse is also the chairman of the board of directors of both Denver- based Imperial Headwear, Inc. and Boston-based Novations Group, Inc. Prior to co-founding MCG Global, he was vice president of Fidelco Capital Group. Before joining Fidelco in 1994, he held various positions with GE Capital. Mr. Stonehouse received a B.A. degree from Boston College in economics and mathematics.

The board of directors believes that Mr. Stonehouse’s experience in investments and finance makes him a well-qualified candidate for a director of the Company.

Nomination of Directors

The nominees for re-election to our board at the Annual Meeting were formally nominated by the full board of directors consisting of Messrs. Arthur, Heumann, Mueller, Meyer, O’Neill and Stonehouse. The Company does not have a standing nominating committee or committee performing similar functions because Greenlight owns approximately 65.2% of our common stock as of the record date and can therefore elect all of our directors without the vote of any other stockholder. Although the board will consider nominees recommended by stockholders, the board has not established any specific procedures for stockholders to follow to recommend potential director nominees for consideration. Messrs. Arthur, Heumann, Meyer, Mueller, O’Neill and Stonehouse participated in the consideration of director nominees.

As our majority stockholder, Greenlight identifies qualified individuals to be considered for our board of directors. Greenlight’s goal is to create a balance of diverse knowledge, experience, and interest on the board and Greenlight evaluates potential candidates accordingly. Our board assesses director candidates for their character, judgment, business experience and acumen. At a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of the Company and be free from conflicts of interest with the Company. There are no specific weights assigned to any particular criteria and no particular criterion is necessarily applicable to all prospective director candidates. For a discussion of the specific backgrounds and qualifications of our current director nominees, see “Information About the Nominees” above.

Leadership and Board Composition

Currently, E. Nelson Heumann, an employee of Greenlight, serves as the chairman of our board of directors and Jeffrey J. O’Neill serves as our President and Chief Executive Officer. Our board of directors has determined that Michael W. Arthur, Frank C. Meyer, Thomas J. Mueller and S. Garrett Stonehouse, Jr., all current directors, qualify as “independent” directors under the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the Exchange Act), and by the Nasdaq Stock Market. There are no family relationships among any of our executive officers, directors or nominees for director.

Greenlight currently owns shares of our common stock sufficient to elect all of the members of our board of directors without the approval of any other stockholder.

Board’s Role in Risk Oversight

The board of directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board, as disclosed in the descriptions of each of the committees below, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Meetings of the Board of Directors and Committees

The board of directors held nine meetings during fiscal 2009 and took action by written consent on three occasions. During fiscal 2009, no director then in office attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period in which he was a director and of the total number of meetings held by all of the committees of the board of directors on which he served. The two standing committees of the board of directors are the audit committee and the compensation committee.

The following table shows the membership and number of meetings held by the board and each committee during fiscal 2009:

DIRECTOR COMMITTEE MEMBERSHIP AND MEETINGS

Director	Audit Committee	Compensation Committee	Board of Directors
Michael W. Arthur	Chair	X	X
E. Nelson Heumann			Chair
Frank C. Meyer	X		X
Thomas J. Mueller		X	X
Jeffrey J. O’Neill			X
S. Garrett Stonehouse, Jr.	X	Chair	X
Fiscal 2009 Meetings and Consents	4	10	12

We have not established a policy on director attendance at annual stockholders’ meetings; however, all of our directors then in office attended our last Annual Meeting held in May 2009.

Our board of directors has not established a process for our stockholders to communicate directly with the board because of the fact that Greenlight owns approximately 65.2% of our common stock as of the record date and it was not deemed necessary or appropriate. Our audit committee has established a process for communicating complaints regarding accounting or auditing matters. Any such complaints received on the established hotline or submitted to the Chief Compliance Officer are promptly forwarded to the audit committee to take such action as may be appropriate.

Audit Committee

Michael W. Arthur (chairman), Frank C. Meyer and S. Garrett Stonehouse, Jr. are the current members of the audit committee. Each of them is “independent” as required by the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq Stock Market. Each of them also meets the financial literacy requirements of the Nasdaq Stock Market. Our board of directors has determined that Mr. Arthur qualifies as an “audit committee financial expert” as defined by the rules promulgated by the SEC.

The audit committee is primarily concerned with monitoring:

(1)	the integrity of our financial statements;

(2)	our compliance with legal and regulatory requirements; and

(3)	the independence and performance of our auditors.

The audit committee also is responsible for handling complaints regarding our accounting, internal accounting controls or auditing matters. The audit committee’s responsibilities are set forth in its charter which was last amended in February 2010 and is reviewed annually. The charter is available on our website at www.einsteinnoah.com. There were 4 meetings of the audit committee during fiscal 2009.

Compensation Committee

S. Garrett Stonehouse, Jr. (chairman), Thomas J. Mueller and Michael W. Arthur are the current members of the compensation committee. Each of the current members is “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by the Nasdaq Stock Market. This committee is primarily concerned with determining the compensation of our employees generally and approving compensation of our executive officers. The committee does not establish or recommend compensation for our independent directors; that compensation is approved by the board of directors as a whole.

The compensation committee’s responsibilities are set forth in its charter. The charter was most recently updated in February 2008 and is reviewed annually. The committee’s charter is posted on our website at www.einsteinnoah.com. The responsibilities as outlined in the charter are:

(1)	to review and approve all aspects of the compensation of the Company’s executive officers;

(2)	to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer;

(3)	to review and make periodic recommendations to the board regarding the general compensation, benefits, and perquisites policies and practices of the Company; and

(4)	to review the Compensation Discussion and Analysis with management annually and to recommend its inclusion in the annual proxy statement.

There were eight meetings of the compensation committee during fiscal 2009 and action was taken twice by written consent.

The compensation committee chairman, in consultation with senior management, sets the agenda for compensation committee meetings. The Corporate Secretary has attended meetings of the compensation committee to provide appropriate record keeping. The committee has also invited the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Concept Officer and Vice President—Human Resources to attend certain compensation committee meetings. These individuals may attend compensation committee meetings but would not attend executive sessions.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Vote Required

Directors will be elected by a majority of the votes of the holders of shares present in person or by proxy at the Annual Meeting. Greenlight has indicated its intention to vote in favor of each of the nominees.

Recommendation

The board of directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Greenlight Capital, L.L.C. and its affiliates

E. Nelson Heumann is the chairman of our board of directors and is a current employee of Greenlight. Greenlight beneficially owns approximately 65.2% of our common stock as of the record date. As a result, Greenlight has sufficient voting power without the vote of any other stockholders to determine what matters will be submitted for approval by our stockholders, to elect all of our board of directors and, among other things, to determine whether a change in control of our Company occurs. Greenlight has been involved in our financings and refinancings, has purchased our debt and equity securities and was involved in our equity recapitalization.

Procedures for Review of Transactions with Related Persons

Any proposed transaction with a related person is subject to review, negotiation and action by a committee consisting entirely of independent and disinterested directors, which committee is appointed by the board of directors at the time of any proposed transaction. The committee’s purpose and authority are set forth in resolutions appointing the committee and generally include the authority to retain such consultants, advisers and attorneys as it deems advisable in order to perform its duties.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by the board of directors of the firm of Grant Thornton LLP, an independent registered public accounting firm, as independent auditors to audit our financial statements for the year ending December 28, 2010. Inclusion of this proposal in our proxy statement to ratify the appointment of our independent auditors for year ending December 28, 2010 is not required, but is being submitted as a matter of good corporate practice.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Fees Paid to Independent Auditors

For the fiscal years ended December 29, 2009 and December 30, 2008, Grant Thornton LLP, our independent auditor, billed the approximate fees set forth below:

Audit Fees

Aggregate fees billed by Grant Thornton LLP in connection with the audit of our consolidated financial statements as of and for the year ended December 29, 2009 and their reviews of the unaudited condensed consolidated interim financial statements during the year ended December 29, 2009 were approximately $445,153. Aggregate fees billed by Grant Thornton LLP in connection with the audit of the consolidated financial statements as of and for the year ended December 30, 2008 and its reviews of the unaudited condensed consolidated interim financial statements during the year ended December 30, 2008 were approximately $459,354.

Audit-Related Fees

Audit-related fees billed by Grant Thornton LLP in fiscal years ended December 29, 2009 and December 30, 2008 were approximately $18,777 and $0, respectively, relating to the annual 401(k) audit.

Tax Fees

The aggregate fees billed by Grant Thornton LLP for the years ended December 29, 2009 and December 30, 2008 were $37,881 and $0, respectively, for a capitalization review study and tax consultation services relating to state and local taxes.

All Other Fees

There were no other fees billed by Grant Thornton LLP during the years ended December 29, 2009 and December 30, 2008.

Pre-Approval Policies and Procedures

Our audit committee has established procedures for pre-approval of audit and non-audit services as set forth in the audit committee charter. The audit committee pre-approves all services performed by Grant Thornton LLP and discloses such fees under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above. The audit committee considers whether the provision of the services disclosed under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining Grant Thornton LLP’s independence.

Vote Required

The affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote thereon is required to approve Proposal 2. Greenlight has indicated its intention to vote in favor of Proposal 2.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 2. If not otherwise specified, proxies will be voted FOR Proposal 2.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors consists of three non-employee independent directors, Michael W. Arthur, Chairman, Frank C. Meyer and S. Garrett Stonehouse, Jr. The audit committee is a standing committee of the board of directors and operates under a written charter initially approved by the board of directors in January 2004, which is reviewed annually and which was most recently reviewed, amended and approved by the committee in February 2010.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The audit committee is responsible for monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our auditors.

The audit committee has reviewed with our management and the independent accountants the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 29, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The audit committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees.

Our independent accountants also provided to the audit committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the audit committee concerning independence. The audit committee discussed with the independent accountants that firm’s independence. The audit committee considered the non-audit services provided by the independent accountants and subsequently concluded that such services were compatible with maintaining the accountants’ independence.

Based on the audit committee’s discussion with management and the independent accountants, and the audit committee’s review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 29, 2009 filed with the SEC.

AUDIT COMMITTEE

Michael W. Arthur, Chairman

Frank C. Meyer

S. Garrett Stonehouse, Jr.

COMPENSATION COMMITTEE REPORT

The compensation committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

S. Garrett Stonehouse, Jr., Chairman

Michael W. Arthur

Thomas J. Mueller

COMPENSATION DISCUSSION & ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we discuss our compensation objectives, our compensation decisions and the rationale behind those decisions in connection with 2009 compensation of our executive officers. The named executive officers discussed in this section are: Jeffrey J. O’Neill, our Chief Executive Officer (CEO), James O’Reilly, our Chief Concept Officer (CCO), Richard P. Dutkiewicz, our Chief Financial Officer (CFO), Daniel J. Dominguez, our Chief Operating Officer (COO), and Jill B. W. Sisson, our General Counsel (GC) until November 2009. We refer to them collectively as our named executive officers (NEOs). In January 2010, Rhonda J. Parish was elected as our Chief Legal Officer (CLO) and, effective in April 2010, Mr. Dutkiewicz’ employment with the Company will terminate.

Who designs our compensation program and makes compensation decisions?

The compensation committee is responsible for designing and administering our executive compensation programs and making decisions regarding compensation of our executive officers. The members of our compensation committee are S. Garrett Stonehouse, Jr., Chairman, Michael W. Arthur and Thomas J. Mueller. In 2009, our compensation decisions with respect to salaries were made in the first quarter of the calendar year. Our compensation planning process neither begins nor ends with any particular committee meeting. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes. During 2009, the committee met 8 times to discuss cash compensation, benefit plans, bonuses and the bonus plan, option grants, executive performance reviews and other components of executive compensation and took action twice by unanimous consent.

How are compensation decisions made?

Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. The compensation committee periodically reviews data about the compensation levels of executives in the restaurant industry in order to determine whether our compensation packages are competitive. In connection with recruiting our CEO in late 2008, the committee performed a review of our NEO base salaries compared to other executives in these positions at similarly-sized restaurant companies using information from a variety of resources, including public information about certain companies and surveys. During 2009, additional reviews were conducted during recruitment of our CCO and CLO. For each NEO, the surveys and companies referred to were:

CEO: Chain Restaurant Comp Association Survey 2009, Comp Analyst subscription data, HVS 2007 Executive Search Annual CEO/CFO Compensation Report (Chain Restaurant Edition), Mercer 2007 US Retail Compensation/Benefits Survey, Red Robin Gourmet Burgers, Inc., Caribou Coffee Company, Peet’s Coffee & Tea, Inc., Cosi Inc. and Sonic.

COO: Chain Restaurant Comp Association Survey 2009, Comp Analyst subscription data, Mercer 2007 US Retail Compensation/Benefits Survey, Chipotle Mexican Grill, Peet’s Coffee & Tea, Red Robin Gourmet Burgers, Inc. and Cosi Inc.

CFO: Chain Restaurant Comp Association Survey 2009, Comp Analyst subscription data, HVS 2007 Executive Search Annual CEO/CFO Compensation Report (Chain Restaurant Edition), Mercer 2007 US Retail Compensation/Benefits Survey, Chipotle Mexican Grill, Red Robin Gourmet Burgers, Inc. Cosi Inc., PF Chang’s China Bistro, Panera Bread Company and Tim Hortons Inc.

CCO: Chain Restaurant Comp Association Survey 2009, Comp Analyst subscription data, Mercer 2007 US Retail Compensation/Benefits Survey, Panera Bread Company and Tim Hortons Inc.

CLO: Chain Restaurant Comp Association Survey 2009, Comp Analyst subscription data, Association of Corporate Counsel SoCal 2008 Survey, Mercer 2007 US Retail Compensation/Benefits Survey, Champps Entertainment, and Coffee Bean & Tea.

See “Surveys” below for additional information regarding the component companies included in the survey.

Although the committee has the authority, it did not engage outside compensation consultants to provide compensation information during 2009.

What are the objectives of our compensation program?

The objectives of our compensation program are to attract and retain high caliber executives to carry out our strategic objectives and to motivate them to enhance stockholder value. The compensation committee evaluates our business and compensation objectives on a regular basis, most recently reviewing the business objectives in November 2009.

Our compensation strategy is necessarily tied to our stage of development and growth as a business. During 2009, we invested in promotions and marketing initiatives in order to attract new customers and encourage existing customers to try new products. In addition, we continued modest growth, opening 7 new restaurants while upgrading 45 restaurants to keep our restaurants current and opening 7 new franchise stores and 31 license stores. We also focused on expanding store level margins at our Company-owned restaurants by reducing costs given the difficult economic environment. Our compensation philosophy reflected our strategy by continuing to focus on earnings before interest, taxes, depreciation and amortization (EBITDA). In order to accomplish our goals, the committee determined that it was appropriate to incent and motivate our NEOs to achieve our corporate objectives and, therefore, continued to use EBITDA and individual performance evaluations for our bonus plan. The committee strives to balance the goal of providing competitive compensation consistent with our financial resources, while motivating our NEOs to achieve business objectives for increased stockholder value. The committee further reviews the total level of compensation to determine that our levels of pay are competitive relative to the Company’s performance and restaurant industry norms. As a result, the specific direction, emphasis and components of our executive compensation program continue to evolve in parallel with the evolution of our business strategy and performance expectations. For example, target and threshold EBITDA goals, our primary economic metric, have been reviewed and adjusted to reflect our growth and development plans. The committee will continue to evaluate our compensation philosophy and make modifications designed to balance financial rewards and incentives in order to drive our business.

What are the elements of compensation?

The material elements of our executive compensation program are: base salary, cash bonuses, and equity awards in the form of stock options and restricted stock. The program is designed to motivate our NEOs to enhance stockholder value by rewarding them for their performance and contributions toward achievement of short-term and long-term Company goals.

The 2009 compensation program was designed to reward goals that have a direct impact on our business results, in particular our financial results. The program also considers our overall financial position. Positive and ongoing improvements in our financial results have been rewarded through both the bonus and equity award elements of our compensation program. Annual salaries and bonuses are designed to reward current performance while equity awards provide a long-term incentive and align NEOs’ and stockholders’ interests.

We utilize the annual bonus plan to motivate the NEOs to achieve specific business and financial goals based on our annual business plan. In 2009, the financial component of the bonus plan was tied to EBITDA and further adjusted up (or down) for the following items (Adjusted EBITDA):

•	Loss (gain) on sale, disposal or abandonment of assets, net;

•	Impairment charges and other related costs;

•	(Other income); and

•	Stock-based compensation expense.

Adjusted EBITDA is similar to consolidated EBITDA, as defined in our existing loan agreements. For 2009, Adjusted EBITDA was an important measure in our compensation program because it aligned executive compensation with stockholder interests, is a quantitative measure of operating performance and has a direct correlation to meeting our obligations to our lenders.

Elements of Compensation

Base Salary

We pay base salary to our NEOs to provide current compensation for their services. The amount of base salary is designed to be competitive with salaries for similar positions in the restaurant retail and hospitality industries. We regularly review competitor and market data to determine the reasonableness of our compensation within the financial constraints of our performance. We benchmark our compensation against similar businesses in the restaurant, retail and hospitality industries, using revenues and geography to further refine this analysis. As described above, for each of the NEO positions, we used survey data based upon our industry and size, and public information about companies that we consider competitors. Based in part upon this information, in 2009 we made modest adjustments of 2% in base salaries for our CFO, COO and GC. As our CEO, Mr. O’Neill, and our CCO, Mr. O’Reilly, were hired in December 2008 and March 2009, respectively, they did not receive increases in base salary.

Bonus

We provide an annual cash bonus opportunity to each NEO as a short-term incentive. The purpose of this element is to drive Company-based initiatives and financial results and to directly tie executive compensation to those financial results. Each executive was eligible for a cash bonus based on Adjusted EBITDA performance in 2009.

The committee adopted the 2009 Bonus Plan in February 2009. Under the plan, 85% of the bonus is based solely on Adjusted EBITDA results (Company Performance Portion) and 15% on individual performance (Individual Performance Portion). In order for our executives to be eligible for the Company Performance Portion or the Individual Performance Portion of the bonus, the Company must achieve a minimum threshold level of Adjusted EBITDA. Once the threshold level is met, increasing percentages of bonuses are earned based upon the degree to which actual Adjusted EBITDA exceeds the threshold level. If performance far exceeds the anticipated goal, additional bonuses may be paid out at the discretion of the board of directors upon recommendation of the committee. The Adjusted EBITDA threshold level and scale for 2009 represented growth goals for the Company and were set to challenge NEOs to achieve those results. Once the Adjusted EBITDA threshold is met, 85% of the bonus (the Company Performance Portion) is earned. The committee then reviews the individual performance of each NEO compared to the job description, key initiatives, goals and objectives of each NEO. Individual performance is also evaluated in light of financial, operational and customer experience elements that most accurately reflect the NEO’s role and responsibilities. Based on the committee’s evaluation, up to 100% of the Individual Performance Portion is awarded.

The potential bonus percentage based on the base salary for each NEO for 2009 bonuses was: CEO 100%; COO, CCO and CFO 75%, and GC 60%. In February 2010, the committee evaluated the Company’s performance against the specific financial targets set at the beginning of 2009 to determine whether any participant was eligible for a bonus. For 2009, the threshold was $43 million Adjusted EBITDA, with no payments for performance below this amount. If Adjusted EBITDA results increased from $43 million to $46 million, from $46 million to $49 million and above $49 million, the amounts in the bonus pool increased in increments. Based on Adjusted EBITDA of approximately $43.5 million for 2009, the bonus pool level was 25% of the highest target level attained. Adjusted EBITDA of approximately $43.5 million includes the calculated bonus pool. The amount of total bonus paid to our NEOs for 2009 is reported in our Summary Compensation Table under two separate columns, the Company Performance Portion is reported in the Non-Equity Incentive Plan Compensation column and the Individual Performance Portion is reported in the Bonus column.

In February 2010, the committee adopted the 2010 Bonus Plan. Under the 2010 plan, the committee set the financial component of the bonus plan to EBITDA, without adjustment, of which 85% of the bonus is based solely on EBITDA results (the Company Performance Portion) and 15% on individual performance (the Individual Performance Portion), provided the threshold EBITDA level is met. In other respects, the 2010 plan incorporates the same terms as the 2009 plan, except for increased levels of EBITDA to incent improved Company performance.

Equity Awards

Equity-based incentives are the long-term component of our executive officer compensation program. We believe these forms of compensation align the interests of executives with those of our stockholders for periods greater than the single year focus of the cash bonus plan. Equity incentives also encourage retention of employees through multi-year vesting schedules. Historically, the Company has granted equity awards to our NEOs in the form of stock options. On January 9, 2009, the Company also granted restricted stock to our CEO, Mr. O’Neill, in connection with his commencement of employment. During 2009, the Company granted stock appreciation rights to a broad-based group of our employees, excluding our NEOs.

Stock Options. We grant stock options under our Executive Employee Incentive Plan. Stock options reward the recipient for the increase in our stock price during the holding period but are also a form of at-risk compensation because the potential value of each option can fall to zero if the price of our stock is lower than the exercise price when the options expire. To determine the number of options granted to each NEO, the committee reviews levels of responsibility, experience, internal pay equity, retention concerns, total compensation and number of options available under the Executive Employee Incentive Plan. Stock options have been granted to NEOs and other employees at an exercise price equal to the fair market value of a share of our common stock on the date of grant, and the options generally expire ten years after date of grant. Commencing with options granted to our CEO at the time of his employment in December 2008 and continuing in 2009, options vest in three equal installments on the first, second and third anniversaries of the grant date. In February 2009, a total of 54,000 additional options were granted, at an exercise price equal to the fair market value of a share of our common stock on the date of grant, to our COO, CFO and GC. In April 2009, 50,000 options were granted to Mr. O’Reilly at the time of his commencement of employment.

On occasion, in order to provide an incentive to achieve a specific goal or result, the compensation committee may grant options with vesting based on specific events, performance or timing. For example, in February 2007, the committee granted options to purchase a total of 85,000 shares of common stock to our

NEOs. These options, which vested upon completion of our public equity offering in June 2007, were granted to further incent and compensate the NEOs for the achievement of this goal which substantially reduced indebtedness and resulted in substantial cash interest expense savings.

Restricted Stock. As an inducement to accept employment as our CEO, the committee agreed to grant Mr. O’Neill 63,776 shares of restricted stock, valued at $375,000 effective January 9, 2009, the date of grant. One-third of these restricted shares vest on each of January 9, 2010, January 9, 2011 and January 9, 2012, provided he remains employed by the Company.

Our NEOs’ total compensation may vary significantly from year to year based on Company and individual performance. Further, the value of equity awards made to our senior executives will vary in value based on our stock price performance.

What benefits and perquisites do NEOs receive?

Our NEOs (with the exception of Ms. Sisson, our former GC who was a non-employee consultant) participate in our health and welfare benefit programs, such as medical, dental and vision care coverage, disability insurance and life insurance that are generally available to our employees. They receive four (4) weeks of paid time off each year. Paid time off is earned in increments throughout the year. Upon termination, each NEO is entitled to payment of accrued benefits earned prior to his or her termination.

Our COO and CCO are also reimbursed for travel, lodging, food, transportation and other incidental expenses incurred in connection with commuting from their respective homes in California and Kentucky to our corporate offices in Lakewood, Colorado.

What other plans may NEOs participate in?

We offer a non-qualified deferred compensation plan because NEOs and certain other management employees’ participation in our 401(k) plan is limited under federal income tax rules and we believe they should have other similar means of saving for retirement. Eligible employees, including the CEO, COO, CCO and CFO, may elect to defer the payment of up to 80% of their base salary and bonus under this plan. Participant elections to defer are made annually prior to the beginning of the year. The executive becomes a general unsecured creditor of the Company with respect to amounts deferred. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants and the underlying performance of the investment funds selected by the participants. Amounts deferred to the plan are notionally “invested” among various investment funds selected by the participants from funds established by the plan’s committee. A participant’s amounts are not actually invested in the investment funds for their account, but the return on the participant’s account is determined as if the amounts were invested in those funds. Currently, our CFO has deferred a portion of his compensation for 2009 and 2010 under this plan.

What is the impact of an individual NEO’s performance on compensation?

The compensation committee or its representative meets periodically with the CEO and other NEOs to evaluate the NEO’s respective performance according to the essential job duties described in the NEO’s job description. These meetings include a performance evaluation as well as an opportunity to review the job description for accuracy and to discuss any modifications to the job description for the coming year. Each job description outlines the essential functions of the position and are specific to the tasks each NEO is directly responsible for achieving. The performance evaluation meeting focuses the executive on operational and service objectives in addition to financial objectives. Individual performance affects both the base salary and the individual performance component of the bonus of each NEO.

Do we have employment agreements or agreements for payments upon termination of employment?

We do not currently utilize employment agreements, other than Mr. O’Neill’s offer of employment. As part of Mr. O’Neill’s employment offer, the Company agreed to pay him one year’s severance if he is terminated without cause and, upon a change of control, to remove the restrictions on his restricted stock. We do not currently have any change of control agreement, termination or severance plan or similar agreement with any NEO other than Mr. O’Neill. However, we entered into an agreement with our former GC to provide transitional services through November 2009 in connection with her retirement, as discussed below, and extended her option exercise period through June 2010 in exchange for a full release and her agreement not to compete with the Company.

Under the Executive Employee Incentive Plan, upon a change in control as defined in the plan, all outstanding options become fully vested and exercisable. Also under the Executive Employee Incentive Plan, upon a merger, reorganization or sale of the Company, the committee may (i) provide that any or all options are exercisable in full; (ii) provide for the substitution of any or all options by a successor or purchaser company; or (iii) make any other provision for outstanding options as the committee deems appropriate. After the termination of service of an employee, director or consultant, (other than termination for cause) he or she may exercise his or her vested options for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service, unless the committee provides otherwise. However, in no event may an option be exercised later than the expiration of its term.

Do we have a policy regarding stock ownership?

We do not have stock ownership guidelines for our NEOs; however, the committee considers the number of options previously granted to NEOs and options granted to other key employees in determining whether to grant additional options and the amount of options.

What is the impact of regulatory requirements?

We are subject to various regulatory and disclosure requirements under tax, accounting, and securities laws and regulations. However, we do not believe that the effect of these rules has a substantial impact on our compensation decisions or philosophy. Regulatory requirements have a limited impact on our compensation plan and program components, as we are focused primarily on the competitive landscape and compensation practices of other restaurant companies. Nevertheless, our stockholders have approved our Executive Employee Incentive Plan and material amendments to the plan so that we may make performance-based awards under the plan that are designed to satisfy the performance-based exception to the deduction limit under Section 162(m) of the Internal Revenue Code, provided the other requirements for performance-based compensation are satisfied.

Conclusion

The three elements of compensation that we provide are intended to achieve a combination of our corporate objectives and to provide competitive and reasonable executive compensation. Tying the bonus to Adjusted EBITDA or EBITDA focuses our NEOs on measures of success that are important to our stockholders. The time-vesting component of long-term incentives encourages continued service. We believe our NEOs are reasonably compensated in a manner that is consistent with our interests and the interests of our stockholders. Our NEOs have shown dedication to our success and we believe this has been achieved, in part, through our compensation philosophy and decisions.

Surveys

HVS CEO/CFO Compensation Report (Chain Restaurant Edition)

AFC Enterprises, Applebee’s, Ark Restaurants, Benihana, BJ’s Restaurants, Bob Evans Farms, Brinker International, Buca, Inc., Buffalo Wild Wings, Inc., Burger King Holdings, California Pizza Kitchen, Inc., Caribou Coffee Company, Carrols Restaurant Group, CBRL Group, CEC Entertainment, Champps Entertainment, Chipotle Mexican Grill, CKE Restaurants, Cosi Inc., Darden Restaurants, Dominos Pizza, Einstein Noah Restaurant Group, Inc., Famous Dave’s Of America Inc., Flanigans Enterprises, Frisch’s Restaurants, Good Times Restaurants, Granite City Food & Brewery, Grill Concepts, IHOP Corp., J. Alexanders, Jack in the Box, Jamba, Inc., Kona Grill, Landrys Restaurants, Max & Erma’s Restaurants, McCormick & Schmick’s Seafood Restaurants Inc., McDonald’s, Mexican Restaurants, Morton’s Restaurant Group, Nathan’s Famous, O’Charley’s, P.F. Chang’s China Bistro, Panera Bread Company, Papa John’s International, Peet’s Coffee & Tea Inc., RARE Hospitality International, Red Robin Gourmet Burgers, Inc., Rubio’s Restaurants, Ruby Tuesday, Ruth’s Chris Steak House, Inc., Shells Seafood Restaurants, Sonic, Star Buffet, Starbucks, Steak & Shake Co., Texas Roadhouse, The Cheesecake Factory, Tim Hortons Inc., Wendy’s International, YUM! Brands.

Chain Restaurant Compensation Association Survey

The Chain Restaurant Compensation Association is a member based group whose survey this year represented 101 organizations including Dinner House concepts, Family Dining, Quick Casual and Quick Service. Comparisons were made with regards to base compensation and short/long term incentive compensation.

CompAnalyst

CompAnalyst is a subscription software which helps pull data from proxy statements for public companies. This is used to compare base salaries, incentive plans and equity compensation.

Mercer 2007 US Retail Compensation/Benefits Survey

Mercer is a respected HR consulting firm which conducts annual surveys with regards to HR practices, benefits and compensation.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the amount of compensation we paid to our Principal Executive Officer (PEO), our Principal Financial Officer (PFO) and each of our other executive officers during the past fiscal year (NEOs). The amounts shown include the cash and non-cash compensation awarded to, earned by and paid to each NEO.

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Jeffrey J. O’Neill	2009	460,000		60,503		375,000	—	14,076	—		909,579
President and Chief Executive Officer	2008	26,538	(6)	—		—	176,435	—	72,655	(7)	275,628

Daniel J. Dominguez	2009	314,053		22,884		—	41,383	9,676	46,125	(8)	434,121
Chief Operating Officer	2008	308,057		6,262		—	147,857	47,547	49,448	(8)	559,171
	2007	265,865		—		—	251,218	—	46,972	(8)	564,055

Richard P. Dutkiewicz	2009	268,585		23,688		—	33,859	7,803	—		333,935
Chief Financial Officer	2008	256,452		5,217		—	98,151	39,419	—		399,239
	2007	239,908		—		—	129,161	—	—		369,069

James P. O’Reilly	2009	197,308	(9)	23,241		—	134,374	8,721	45,948	(10)	409,592
Chief Concept Officer

Jill B.W. Sisson (11)	2009	218,943	(12)	40,000	(13)	—	26,335	—	—		285,278
Former General Counsel and Secretary	2008	229,667		2,000		—	85,818	36,603	—		354,088
	2007	225,000		—		—	129,161	—	—		354,161

(1)	In 2008 and 2009, bonus amounts represent discretionary amounts earned in 2008 and 2009 under the 2008 and 2009 Bonus Plans, respectively. Under the 2008 and 2009 Bonus Plans, once the Company achieved defined Adjusted EBITDA targets, 15% of the bonus pool was discretionary and 85% was based on financial performance. Under the 2007 Bonus Plan, because the Company did not achieve the Adjusted EBITDA targets in 2007, no bonuses were paid.
(2)	Amounts in this column are based on the aggregate grant date fair value of the stock awards granted. For a discussion of the assumptions used in calculating grant date fair value, see Note 2 to our audited financial statements on pages 54 and 55 of our Form 10-K for the year ended December 29, 2009.
(3)	In February 2007, 2008 and 2009, and in August 2008 we granted options to purchase shares of our common stock which vest as described above in “Compensation Discussion and Analysis.” In December 2008 we granted options to purchase shares to Mr. O’Neill and in April 2009 we granted options to purchase shares to Mr. O’Reilly. Also, in February 2007 we granted options to purchase shares of our common stock relating to the public equity offering, which vested in June 2007. Aggregate total number of stock options awards outstanding are shown below in the “Outstanding Equity Awards at 2009 Year End” table. Amounts in this column are based on the aggregate grant date fair value of the options granted and the probability of their outcome, 100%, when granted. For a discussion of the assumptions used in calculating grant date fair value, see Note 2 to our audited financial statements on pages 54 and 55 of our Form 10-K for the year ended December 29, 2009.
(3)	Amounts in this column are based on the aggregate grant date fair value of the stock awards granted. For a discussion of the assumptions used in calculating grant date fair value, see Note 2 to our audited financial statements on pages 54 and 55 of our Form 10-K for the year ended December 29, 2009.
(4)	Represents the amounts paid based on meeting Adjusted EBITDA targets that are communicated in advance to the NEOs and are not certain to be satisfied. These amounts are the amounts awarded as the financial performance component (85%) of the bonus pool in 2008 and 2009. Because the Company did not achieve the Adjusted EBITDA targets in 2007, no amounts were paid.

(5)	Other than amounts paid to Messrs. O’Neill, Dominguez and O’Reilly, there were no other perquisites in excess of $10,000 paid to any other NEO.
(6)	Mr. O’Neill became our CEO in December 2008. The amount paid to him in 2008 was based on an annual salary of $460,000.
(7)	The amount shown represents the aggregate cost to the Company of providing relocation allowances and reimbursement of expenses to Mr. O’Neill for moving his principal residence to the Company’s headquarters in Colorado.
(8)	The amount shown represents $43,353 in 2009, $46,569 in 2008, and $44,200 in 2007 as the aggregate cost to the Company of providing travel from Mr. Dominguez’s residence in California to Lakewood, Colorado and living expenses for Mr. Dominguez at the Company’s principal office in Lakewood, Colorado. The amount also includes life insurance imputed income in 2009, 2008 and 2007.
(9)	Mr. O’Reilly became our CCO in April 2009. The amount paid to him in 2009 was based on an annual salary of $285,000.
(10)	The amount shown represents $45,712 in 2009 as the aggregate cost to the Company of providing travel from Mr. O’Reilly’s residence in Kentucky to Lakewood, Colorado and living expenses for Mr. O’Reilly at the Company’s principal office in Lakewood, Colorado. The amount also includes life insurance imputed income in 2009.
(11)	Ms. Sisson was a consultant to the Company under an agreement dated December 8, 2003 and a transitional agreement dated September 3, 2009 which terminated on November 19, 2009.
(12)	Ms. Sisson’s consulting services terminated on November 19, 2009. The amount paid to her is based on an annual consulting fee of $236,640 under her consultant agreement dated December 8, 2003 together with a payment of $60,000 under her transitional agreement dated September 3, 2009.
(13)	The amount shown is the bonus paid under Ms. Sisson’s transitional agreement dated September 3, 2009.

2009 GRANTS OF PLAN BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffrey J. O’Neill	Bonus	—	391,000	2,587,871
	1/9/2009	—	—	—	63,776	—	—	375,000

Daniel J. Dominguez	Bonus	—	187,085	1,238,239
	2/27/2009	—	—	—	—	22,000	4.53	41,383

Richard P. Dutkiewicz	Bonus	—	161,468	1,068,691
	2/27/2009	—	—	—	—	18,000	4.53	33,859

James P. O’Reilly (3)	Bonus	—	133,770	885,369
	4/8/2009	—	—	—	—	50,000	6.21	134,374

Jill B.W. Sisson (4)	Bonus	—	117,104	775,063
	2/27/2009	—	—	—	—	14,000	4.53	26,335

(1)	We achieved the threshold Adjusted EBITDA results in 2009 and bonuses were paid under the 2009 Bonus Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Bonus” and the “Summary Compensation Table” for actual amounts earned for fiscal 2009.
(2)	Amounts in this column are based on the aggregate grant date fair value of the stock and options granted and the probability of their outcome, 100%, when granted. For a discussion of the assumptions used in calculating grant date fair value, see Note 2 to our audited financial statements on pages 54 and 55 of our Form 10-K for the year ended December 29, 2009.

(3)	Mr. O’Reilly became our CCO in April 2009 and his bonus calculation was prorated.
(4)	Ms. Sisson’s consulting services terminated on November 19, 2009 under a transitional agreement that provides for a bonus as noted in the Summary Compensation Table above and she may exercise her vested options until June 30, 2010.

Employment and Other Arrangements

Jeffrey J. O’Neill. Effective December 3, 2008, in connection with his employment as Chief Executive Officer, we offered Mr. O’Neill an annual salary of $460,000 and granted options to purchase 100,000 shares of common stock, vesting in annual installments over three years. We also agreed to grant him shares of restricted stock valued at $375,000 in January 2009. The restrictions on these shares lapse in equal installments over three years. He is eligible for additional premium compensation of up to 100 percent of his annual salary based upon company performance and individual performance. In addition, we agreed to grant him options to purchase a minimum of 25,000 shares of common stock annually in 2010, 2011 and 2012 and to pay him one year’s salary if he is terminated without cause. We also agreed to pay certain relocation expenses.

Jill B.W. Sisson. From December 8, 2003 through September 3, 2009, we had a consulting agreement with Jill B.W. Sisson to provide legal, consulting and advisory services to us and to serve as our General Counsel and Secretary. On September 3, 2009, after the receipt of 30 days’ notice, the consulting agreement with Ms. Sisson was terminated and we entered into a transitional consulting agreement with Ms. Sisson to serve as an independent consultant and provide legal, consulting and advisory services to us, to continue to serve as our General Counsel and Secretary, and to assist the Company in providing the transition of her duties and responsibilities to her successor through the earlier of November 19, 2009, voluntary termination or a termination for cause. The agreement provided for a potential consulting fee of $60,000; a potential lump sum bonus of $40,000 with the execution of a Release as of the date of payment; and reimbursement for reasonable and necessary out-of-pocket expenses. The agreement also extended Ms. Sisson’s option exercise period for her vested options through June 30, 2010.

We have no other employment or similar contracts as of the date of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

Name	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exerciseable		Number of Securities Underlying Unexercised Options (#) Unexerciseable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)		(c)		(d)		(e)	(f)	(g)		(h)
Jeffrey J. O’Neill	33,334		66,666	(1)	—		4.60	12/3/2018	63,776	(2)	626,918

Daniel J. Dominguez	35,465		2,733	(3)	2,732	(4)	7.75	2/28/2017
	2,004		4,008	(5)	4,008	(6)	15.61	2/26/2018
	3,334		6,666	(7)	10,000	(8)	10.95	8/5/2018
	—		22,000	(9)	—		4.53	2/27/2019

Richard P. Dutkiewicz	61,000		—		—		3.90	1/1/2014
	5,208		—		—		2.30	4/7/2015
	17,951		1,476	(10)	1,475	(11)	7.75	2/28/2017
	1,114		2,228	(12)	2,228	(13)	15.61	2/26/2018
	2,500		5,000	(14)	7,500	(15)	10.95	8/5/2018
	—		18,000	(16)	—		4.53	2/27/2019

James P. O’Reilly	—		50,000	(17)	—		6.21	4/8/2019

Jill B.W. Sisson	1,114	(18)	—		—		15.61	6/30/2010
	2,000	(18)	—		—		10.95	6/30/2010

(1)	33,333 options are scheduled to vest on December 3, 2010 and December 3, 2011 provided he is then employed by the Company.
(2)	21,259 shares became unrestricted on January 9, 2010 and 21,259 and 21,258 shares are scheduled to become unrestricted on January 9, 2011 and January 9, 2012 respectively provided he is then employed by the company.
(3)	2,733 options vested on February 28, 2010.
(4)	2,732 performance based options scheduled to vest in 2010 will not vest due to failure to meet the Adjusted EBITDA results in the 2009 business plan.
(5)	2,004 options vested on February 26, 2010 and 2,004 options are scheduled to vest on February 26, 2011 provided he is then employed by the Company.
(6)	2,004 performance based options are scheduled to vest in 2011 if 100% of Adjusted EBITDA target in 2010 business plan is met (1,002 options are scheduled to vest upon meeting the sum of (a) the threshold Adjusted EBITDA in the 2010 business plan plus (b) 50% of the difference between the threshold Adjusted EBITDA and target Adjusted EBITDA in the 2010 business plan). 2,004 options scheduled to vest in 2010 will not vest due to failure to meet the Adjusted EBITDA results in the 2009 business plan.
(7)	3,333 options are scheduled to vest on August 5, 2010 and 3,333 options are scheduled to vest on August 5, 2011 provided he is then employed by the Company.
(8)

3,333 performance based options are scheduled to vest in 2011 if 100% of Adjusted EBITDA target in 2010 business plan is met (1,666 options are scheduled to vest upon meeting the sum of (a) the threshold Adjusted EBITDA in the 2010 business plan plus (b) 50% of the difference between the threshold Adjusted EBITDA and target Adjusted EBITDA in the 2010 business plan) and 3,333 performance based options are scheduled to vest in 2012 if 100% of Adjusted EBITDA target in 2011 business plan is met (1,667 options are scheduled to vest upon meeting the sum of (a) the threshold Adjusted EBITDA in the 2011 business plan plus (b) 50% of the difference between the threshold Adjusted EBITDA and target

Adjusted EBITDA in the 2011 business plan). 3,334 options scheduled to vest in 2010 will not vest due to failure to meet the Adjusted EBITDA results in the 2009 business plan.
(9)	7,334 options vested on February 27, 2010 and 7,333 options are scheduled to vest on February 27, 2011 and February 27, 2012 provided he is then employed by the Company.
(10)	1,476 options vested on February 28, 2010.
(11)	1,475 options scheduled to vest in 2010 will not vest due to failure to meet the Adjusted EBITDA results in the 2009 business plan.
(12)	1,114 options vested on February 26, 2010 and 1,114 options are scheduled to vest on February 26, 2011 provided he is then employed by the Company.
(13)	1,114 performance based options are scheduled to vest in 2011 if 100% of Adjusted EBITDA target in 2010 business plan is met (1,002 options are scheduled to vest upon meeting the sum of (a) the threshold Adjusted EBITDA in the 2010 business plan plus (b) 50% of the difference between the threshold Adjusted EBITDA and target Adjusted EBITDA in the 2010 business plan). 1,114 options scheduled to vest in 2010 will not vest due to failure to meet the Adjusted EBITDA results in the 2009 business plan.
(14)	2,500 options are scheduled to vest on August 5, 2010 and 2,500 options are scheduled to vest on August 5, 2011 provided he is then employed by the Company.
(15)	2,500 performance based options are scheduled to vest in 2011 if 100% of Adjusted EBITDA target in 2010 business plan is met (1,250 options are scheduled to vest upon meeting the sum of (a) the threshold Adjusted EBITDA in the 2010 business plan plus (b) 50% of the difference between the threshold Adjusted EBITDA and target Adjusted EBITDA in the 2010 business plan) and 2,500 performance based options are scheduled to vest in 2012 if 100% of Adjusted EBITDA target in 2011 business plan is met (1,250 options are scheduled to vest upon meeting the sum of (a) the threshold Adjusted EBITDA in the 2011 business plan plus (b) 50% of the difference between the threshold Adjusted EBITDA and target Adjusted EBITDA in the 2011 business plan). 2,500 options scheduled to vest in 2010 will not vest due to failure to meet the Adjusted EBITDA results in the 2009 business plan.
(16)	6,000 options vested on February 27, 2010 and 6,000 options are scheduled to vest on February 27, 2011 and February 27, 2012 provided he is then employed by the Company.
(17)	16,667 options are scheduled to vest on April 8, 2010 and April 8, 2011 and 16,666 options are scheduled to vest on April 8, 2012 provided he is then employed by the Company.
(18)	Ms. Sisson’s Transitional Consulting Agreement provided for an extension of her option exercise period until June 30, 2010.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2009

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jeffrey J. O’Neill	—	—
Daniel J. Dominguez	37,917	296,336	(1)
Richard P. Dutkiewicz	—	—
James P. O’Reilly	—	—
Jill B.W. Sisson	97,772	720,736	(2)

(1)	On August 10, 2009, Mr. Dominguez exercised options to purchase 17,500 shares of our common stock with an exercise price of $3.90 and 20,417 shares of our common stock with an exercise price of $4.50 when the weighted average fair market value of the stock was $12.04 per share.
(2)	From July 15-16, 2009, Ms. Sisson exercised the following options to purchase shares of our common stock: 2,604 options with an exercise price of $2.30; 12,500 options with an exercise price of $3.90; and 15,000 options with an exercise price of $7.75—when the fair market value of the stock was $10.26 per share. From August 7-12, 2009, Ms. Sisson exercised the following options to purchase shares of our common stock: 14,717 options with an exercise price of $2.30; 50,000 options with an exercise price of $3.90; and 2,951 options with an exercise price of $7.75—when the fair market value of the stock was $12.34 per share.

2009 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Jeffrey J. O’Neill	—		—	—	—	—
Daniel J. Dominguez	—		—	—	—	—
Richard P. Dutkiewicz	15,316	(1)	—	4,996	—	104,606
James P. O’Reilly	—		—	—	—	—
Jill B.W. Sisson	—		—	—	—	—

(1)	This amount is included in the Summary Compensation Table as part of Mr. Dutkiewicz’ salary.

Deferred Compensation Plan

Under our Deferred Compensation Plan, eligible employees may defer up to 80% of their base salary and bonus each year. Participant elections to defer are made annually prior to the beginning of the calendar year. The participant becomes a general unsecured creditor of the Company with respect to amounts deferred. The plan committee, with the advice of its investment advisor, establishes available investments and participants choose investments to be used for crediting earnings. The investment choices are the same as those offered in our 401(k) plan and the appreciation, if any, in the account balance of participants is due solely to contributions by participants and the underlying performance of those investment funds selected by the participants. The participants can make changes in the allocations of their deferred compensation among those funds in generally the same manner and on generally the same terms as under our 401(k) plan. Amounts deferred to the plan are notionally “invested” among the various investment funds selected by the participants. A participant’s amounts are not actually invested in the investment funds but the return on the participant’s account is determined as if the amounts were invested in those funds. The Company does not contribute to the Deferred Compensation Plan on behalf of employees or match the deferral made by participants. Participants may elect up to five specified payment dates for distributions, which are established as separate accounts and may also establish a “separation from service” account. Each year, participants may allocate contributions for the next year to one or more of the specified payment date accounts or the separation from service account. Amounts in a specified payment date account are distributed in a lump sum and distributions from the separation from service accounts may be distributed in a lump sum or in annual installments over, but not exceeding, a five-year period, subject to a six-month delay, if required under Section 409A. Participants must elect lump sum distributions or installments prior to the date they allocate contributions. The plan is administered by the third party administrator who provides recordkeeping and third party administration for the Company’s 401(k) plan.

Payments Upon Termination or Change of Control

Upon a change of control of the Company, the Executive Employee Incentive Plan provides that all outstanding options for all participants, including our NEOs, become fully vested and fully exercisable. The plan further provides that, upon a merger, reorganization, or sale of the company, the compensation committee may (i) provide that any or all options are exercisable in full; (ii) provide for the substitution of any or all options by a successor or purchaser company; or (iii) make any other provision for outstanding options as the compensation committee deems appropriate. After termination of service, other than termination for cause, an employee or consultant may exercise his or her options for the period as determined by the committee, but if no period is specified, generally, this means that if termination is due to death or disability, the option will remain exercisable for 12 months. In other cases, the option generally remains exercisable for three months following termination of service. In no event may an option be exercised later than the expiration of its term. If a change of control had occurred at our fiscal 2009 year end, our NEOs would have received the following values upon acceleration of all their respective outstanding options based on the Company’s closing share price on fiscal 2009 year end of $9.83: Jeffrey J. O’Neill—$97,581; James P. O’Reilly—$181,000; Daniel J. Dominguez—$127,967;

Richard P. Dutkiewicz—$101,538; and Jill B.W. Sisson—$0. Under Mr. O’Neill’s January 9, 2009 Stock Award Agreement, restrictions on his restricted shares lapse upon a change of control with a value determined as of fiscal 2009 year end of $626,918. In addition, under the terms of his employment, Mr. O’Neill is entitled to one year’s salary ($460,000 as of fiscal 2009 year end) upon termination of his employment without cause.

2009 DIRECTOR COMPENSATION

Name	Fees earned or Paid in Cash ($)	Option Awards ($)		Total ($)
Michael W. Arthur (2)	45,000	15,600	(1)	60,600
E. Nelson Huemann	—	—		—
Frank C. Meyer (2)	37,000	15,600	(1)	52,600
Thomas J. Mueller (3)	41,000	15,600	(1)	56,600
S. Garrett Stonehouse, Jr. (4)	45,000	15,600	(1)	60,600

(1)	Options to purchase 10,000 shares of our common stock granted on January 1, 2009 when the fair market value of a share of common stock was $5.75 and the aggregate grant date fair value of the option was $1.56 per option. A discussion of the assumptions used in calculating grant date fair value may be found in Note 2 to our audited financial statements on pages 54 and 55 of our Form 10-K for the year ended December 29, 2009.
(2)	As of December 29, 2009 this director held vested options to purchase 40,000 shares of common stock.
(3)	As of December 29, 2009 this director held vested options to purchase 20,356 shares of common stock.
(4)	As of December 29, 2009 this director held vested options to purchase 30,000 shares of common stock.

Director Compensation

Each of our non-employee independent directors receives a $15,000 annual retainer, plus $2,000 for each board meeting and $1,000 for each committee meeting attended. In addition, on January 1 of each year, each independent director receives a grant of options to purchase 10,000 shares of common stock which vest six months after the date of grant and, unless earlier terminated or exercised, expire five years after the grant date. Any director elected or appointed during the year receives a pro rata grant of options based on his date of election or appointment. All directors are reimbursed for out-of-pocket expenses incurred by them in connection with attendance at board meetings and committee meetings.

Mr. Heumann is an employee of Greenlight, which owns 65.2% of our common stock as of the record date, and he therefore is not considered an independent director. He is not paid for his service as a director but we reimburse his expenses.

There were no other arrangements pursuant to which any director was compensated during the fiscal year ended December 29, 2009.

BENEFITS UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 29, 2009

The following table summarizes equity compensation plan information as of December 29, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants or rights(1)	Weighted- average exercise price of outstanding options, warrants, or rights(1)	Number of securities remaining available for future issuances under equity compensation plans
Equity compensation plans approved by security holders:	447,017	$9.35	686,198	(2)
Equity compensation plans not approved by security holders (3)	—	—	—

(1)	There are no outstanding warrants or rights.
(2)	This number includes 431,366 shares of common stock reserved for future issuance under the Executive Employee Incentive Plan and 254,832 shares of common stock reserved for future issuance under the Stock Option Plan for (Non-Employee) Independent Directors.
(3)	Pursuant to the employment offer to Jeffrey J. O’Neill dated December 3, 2008, he was granted 63,776 shares of restricted stock on January 9, 2009 with a value of $375,000 based on the closing price of the Company’s common stock on that date of $5.88. The restrictions on these shares lapse in equal installments over three years or upon change of control of the Company as long as he remains employed by the Company.

Corporate Code of Conduct

We have adopted a Corporate Code of Conduct that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Corporate Code of Conduct. Requests should be directed to us at 555 Zang Street, Suite 300, Lakewood, Colorado 80228, Attention: Secretary. The Corporate Code of Conduct is also available on our website at www.einsteinnoah.com. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Corporate Code of Conduct on our website at www.einsteinnoah.com. We have established a confidential hotline to answer employees’ questions related to the Corporate Code of Conduct and to report any concerns. Our audit committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 29, 2009.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Einstein Noah Restaurant Group, Inc., 555 Zang Street, Suite 300, Lakewood, Colorado 80228, Attention: Secretary, or by telephone at (303) 568-8000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

Stockholders wishing to include proposals in the proxy material in relation to the annual meeting in 2011 must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 24, 2010. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our Restated Certificate of Incorporation. If we are not notified of intent to present a proposal at our 2011 annual meeting by February 4, 2011, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER BUSINESS

We do not anticipate that any other matters will be brought before the annual meeting. However, if any additional matters shall properly come before the meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE BOARD OF DIRECTORS

Rhonda J. Parish
Secretary

Lakewood, Colorado

March 24, 2010

C123456789

		000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 4, 2010.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/BAGL
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — Board of Directors recommends a vote FOR the election of each of the nominees for director listed below and FOR Proposal 2.

1. Proposal to elect six directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Michael W. Arthur	☐	☐	02 - E. Nelson Heumann	☐	☐	03 - Frank C. Meyer	☐	☐

04 - Thomas J. Mueller	☐	☐	05 - Jeffrey J. O’Neill	☐	☐	06 - S. Garrett Stonehouse, Jr.	☐	☐

		For	Against	Abstain
2.	Proposal to ratify the appointment of Grant Thornton LLP as independent auditors for Einstein Noah Restaurant Group, Inc. for the fiscal year ending December 28, 2010.	☐	☐	☐	3.	In their discretion upon such other matters as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — EINSTEIN NOAH RESTAURANT GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2010

555 Zang Street, Suite 300

Lakewood, CO 80228

This Proxy is solicited on Behalf of the Board of Directors.

This proxy is solicited on behalf of the Board of Directors of Einstein Noah Restaurant Group, Inc. for the Annual Meeting on May 4, 2010. The undersigned appoints Jeffrey J. O’Neill and Rhonda J. Parish, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Einstein Noah Restaurant Group, Inc. common stock that the undersigned may be entitled to vote at the Annual Meeting of stockholders to be held on May 4, 2010, and at any adjournment or postponement thereof as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of each of the nominees for director listed below and FOR Proposal 2.

This proxy revokes all proxies with respect to the annual meeting and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope